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INTRENET, INC.
STATEMENT RE: COMPUTATION
OF PER SHARE EARNINGS


                                                    Three Months Ended Sep 30,   Nine Months Ended Sep 30,
                                                        1998           1997           1998           1997
Weighted average shares outstanding during period    13,550,638     13,476,421     13,550,171     13,454,984

Assumed exercise of options and warrants                373,240        371,737        410,627        242,465

Shares assumed for fully diluted earnings per share  13,923,878     13,848,158     13,960,798     13,697,449

Earnings for the period:
    ($ in Thousands)

    Net earnings                                     $      968     $      714     $    2,601     $    1,176

Earnings per common and common
      equivalent share:

      Basic:                                         $     0.07     $     0.05     $      0.19    $     0.09

      Diluted:                                       $     0.07     $     0.05     $      0.19    $     0.09








                                                                                              Exhibit 11


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